Text marked by “*” has been omitted pursuant to a request for confidential treatment and was filed separately with the Securities and Exchange Commission.

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is entered into with an effective date of the 5th day of June, 2008 by and between PLAYERS NETWORK, INC., a Nevada corporation (“PNTV”) and MICROPLAY, INC., a Nevada corporation in formation, (the “Distributor”). PNTV and Distributor are collectively the “Parties”.

WHEREAS, PNTV owns the proprietary content, services and brand names more particularly described and set forth on Exhibit “A” hereto and referred to hereafter as the “PNTV Content”; and

WHEREAS, Distributor desires to acquire from PNTV, and PNTV desires to grant to Distributor, the distribution rights for the PNTV Content on the specific terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

1. TERM. The initial term (the “Initial Term”) of this Agreement shall be for three years. Commencing in year two the Parties agree to enter into good faith negotiations to renew the Agreement under substantially the same terms and conditions described herein for one additional term (the “Renewal Term”).

2. CLOSING; COUNTERPARTS; FAXES. The consummation of this Agreement will take place by the execution of documents by the appropriate and designated signatories in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and upon consummation of the $2,000,000 equity financing contemplated by Distributor herein (the “Financing”)(the “Closing”). This Agreement may also be executed via facsimile, which shall be deemed an original.

3. GRANT OF DISTRIBUTORSHIP. PNTV hereby grants the Distributor the following distribution rights (the “Distribution Rights”) as follows:

3.1  Exclusive, worldwide distribution rights to PNTV’s proprietary content and brand name (the “Content”) via all mobile devices including but not limited to all devices connected to any wireless network(s). The grant of right of right as described above via “any wireless network(s)” shall under no circumstances supersede the non-mobile exclusions defined in 3.2 below.

3.2  Exclusive, worldwide distribution rights to the Content on all non-English-speaking IP platforms, excluding only Content to be received on TV sets (“TV Delivery”), PNTV’s owned and operated websites, affiliates or subscribers carrying PNTV’s content and/or channel on platforms other than mobile, such mobile right shall remain exclusive to Distributor, and North American partners on websites such as Google Video and Blinkx now or in the future except as agreed herein. The Parties acknowledge that websites such as Google Video and Blinkx can be viewed worldwide and PNTV has no control over who views it in which countries around the world. Such viewing will not be considered a breach of this Agreement. It is expressly agreed and understood between the Parties hereto that PNTV is prohibited from entering into any agreement or arrangement with any other parties (besides the Distributor) regarding the distribution of the Content in the exclusive fields of use granted herein to Distributor, without the express, written permission of Distributor, or except as otherwise provided and agreed to by the Parties herein.

3.3  Exclusive worldwide distribution rights to the Content on all MicroPlay’s English-speaking IP platforms.

It is understood that PNTV retains all rights not specifically granted herein to all other Fields of Use. Nothing herein shall be construed to limit PNTV’s advertising or promotion of its own products and services. It is further understood that Distributor acquires no ownership rights in the PNTV Content or any portion thereof, whether now existing or later created, except as provided herein, but rather only the right to use and distribute the PNTV Content as specified herein.

The costs of repurposing and delivery of the Content shall be financed by Distributor and recouped by Distributor pursuant to the Revenue Share. All such costs to be approved in advance in writing by Distributor. Such costs shall be billed by PNTV to Distributor, 50% due upon approval of the specific project by Distributor and 50% in arrears within 30 days of billing.

With regard to the future production or acquisition of PNTV Content, Distributor shall have the right to distribute any such new PNTV Content pursuant to the terms of this Agreement, provided Distributor pays 30% of the final, verifiable production budget(s) (the “Budget”) or acquisition costs for all such content. In the event that Players Network functions as a production company as a work for hire, of if a third party, such as a sponsor or distributor, (the “Third Party”) elects to finance the production or acquisition of specific content (“Individual Content”), then PNTV shall offer Distributor the right of first refusal to finance 30% of the Budget of the Individual Content subject to the following: (i) If Distributor elects to exercise its right of first refusal to finance 30% of the Budget, Distributor acknowledges that it may be above and beyond the Budget if the Third Party finances more that 70% and/or up to 100% of the Budget. In that case PNTV shall retain any overages, and Distributor will retain its 30% ownership in perpetuity of PNTV’s share of the applicable Individual Content, and Distributor shall have the exclusive right to distribute such Individual Content as provided herein. PNTV shall use reasonable efforts to get the Third Party to grant Distributor distribution rights to the Individual Content. (ii) in this scenario, if  Distributor declines its right of first refusal and elects not to finance the Individual Content, Distributor will nevertheless retain its exclusive distribution rights as provided herein. PNTV shall use reasonable efforts to get the Third Party to grant Distributor distribution rights. If Distributor declines its right of first refusal and elects not to finance 30% of the Budget, Distributor shall have no ownership interests in that Individual Content.

Text marked by “*” has been omitted pursuant to a request for confidential treatment and was filed separately with the Securities and Exchange Commission.

Only in the event a Third Party finances a project 100% in a work for hire project and is not subject to the rights granted to Distributor herein, then the distribution of that content may be subject to Third Party approval.

Commencing from the date of Closing of this Agreement, all rights of first refusal granted herein by PNTV to Distributor shall have a seventeen (17) business day time limit (the “Time Limit”). If Distributor does not exercise its right of first refusal in writing within the Time Limit, then the opportunity shall be deemed refused. If the project being presented by PNTV to Distributor has a shorter time limit than 17 business days based on the verifiable requirements of a third party (i.e. a show is opening in 10 days and the producer wants PNTV to cover the opening) then the Time Limit shall be reduced to the actual time between offering Distributor the right of first refusal and the locked-in first day of if necessary execution.

Distributor shall provide a Production Fund (the “Fund”) (initial amount to be determined at the sole discretion of Distributor) that PNTV can draw down on to cover Distributor’s 30% share of the costs of such future PNTV Content. Distributor may elect to replenish the Fund at its sole determination.

If Distributor elects not to finance 30% of certain new content (“Nonfinanced Content”), then it will not have the right to distribute that new content as provided herein, unless otherwise agreed in writing between the Parties hereto or as previously provided for in this Section 3 regarding Third Party and Individual Content.

4. MARKETING.  PNTV and Distributor shall act in good faith to enter into a co-operative agreement to cross-market and cross-promote their respective brand(s) and business interest(s) on each company’s platforms, including any international television and mobile platforms each company controls now or in the future.

5.  CONSIDERATION. As consideration for PNTV being the exclusive content provider and/or aggregator of Las Vegas and Gaming Lifestyle programming to Distributor, and as partial consideration for the grant of the Distributorship herein, Distributor shall issue to PNTV * Shares of Common Stock of Distributor (the “PNTV Shares”) which, upon issuance, shall represent *% of the issued and outstanding Common Stock of Distributor on a fully diluted basis. Distributor agrees that it may, at its * * and at its * *, * any * of the PNTV Shares for * * with the * * * * * on a * *. Notwithstanding the foregoing, in the event that Distributor elects to * any of the * of Distributor owned by its founding shareholders, Distributor shall * that number of the * * equal on a *-* * as those * being * by the founding  shareholders. In the event that MicroPlay is * *, up to a maximum of *% of the * * may be * by PNTV to PNTV’s shareholders as a * at Distributor’s * * and at Distributor’s * *.

Text marked by “*” has been omitted pursuant to a request for confidential treatment and was filed separately with the Securities and Exchange Commission.

PNTV shall receive 40% of the adjusted gross revenues received by Distributor in connection with the Distribution Rights granted in Section 3 herein, (the “Revenue Share”). The Revenue Share is defined as gross revenues derived directly from the distribution of the Content, less third party fees including applicable taxes and revenue participations. Revenue participants shall be subject to mutual approvals of the Parties in advance, such approvals not to be unreasonably withheld.

Any deal involving packaging or bundling of the Content as part of a Premium Package including but not limited to Membership Clubs, Site Subscription fees, or other revenue generating packages of content and/or games and/or discounted services, etc. (a “Package”) on any of Distributor’s platforms, or subdistributed or sublicensed to third parties including YuuZoo, shall be subject, on a case by case basis, to PNTV’s pre-approval, if it is not within the terms of the Distribution Rights granted herein, such approval not to be unreasonably withheld. PNTV and Distributor shall also use reasonable efforts to negotiate an equitable Revenue Share on each Package consistent with the intent of this Agreement.

All promotions, sweepstakes, merchandising or other revenue-generated ancillary business opportunities (the “Ancillary Opportunities”) promoted by, marketed in, or attached to the Content, shall be subject, on a case by case basis, to PNTV’s pre-approval if it is not within the terms of the Distribution Rights granted herein, such approval not to be unreasonably withheld. PNTV and Distributor shall also use reasonable efforts to negotiate an equitable Revenue Share for such Ancillary Opportunities consistent with the intent of this Agreement.

All distribution, subdistribution, licensing or sublicensing of the Content, Package or Ancillary Opportunity to any third parties including YuuZoo, shall be subject, on a case by case basis, to PNTV’s pre-approval if it is not within the terms of Distribution Rights granted herein, such approval not to be unreasonable withheld. PNTV and Distributor shall also use reasonable efforts to negotiate an equitable Revenue Share for such distribution, subdistribution, licensing or sublicensing consistent with the intent of this Agreement.

All approval rights granted herein by Distributor to PNTV shall have a twenty-one (21) day time limit (the “Time Limit”). If PNTV does not exercise its approval right in writing within the Time Limit, then the opportunity shall be deemed approved. Notwithstanding the aforesaid, if the project being presented to PNTV by Distributor for approval has a shorter time limit than 21 days based on the verifiable requirements of a third party, then the Time Limit shall be reduced to the actual time between offering PNTV its right of approval and the locked-in first day of necessary execution less two days. PNTV agrees and acknowledges that it is not entitled to share in any of Distributor’s revenues generated on any platform from the PlaySpace including Real Play.

Text marked by “*” has been omitted pursuant to a request for confidential treatment and was filed separately with the Securities and Exchange Commission.

Upon Request, Distributor shall supply games in the Play For Fun space only to PNTV for its owned and operated website only. In exchange, PNTV shall promote to its website visitors that if they want to play these games as Real Play, they should go to Distributor’s IP or mobile site, and when possible, provide a link to Distributor’s site, subject to legal restrictions.

It is the intention between the Parties hereto that all calculations be calculated in accordance with General Accepted Accounting Principals (GAAP)

In order to maintain its distribution rights, Distributor agrees that Distributor shall pay PNTV an Annual Minimum Guarantee as an advance against Players Network’s Revenue Share as set forth herein:

5.1	During the first year of the Agreement, the aggregate amount due pursuant to the Annual Minimum Guarantee shall be $425,000, payable as follows:

a.	* within * days of:

i)	Completion of investment into Distributor in the aggregate of *

ii)	90 days after the date of Closing.

b.	* equal payments of * on the last day of each calendar quarter or 3-month period commencing 90 days from the date of Closing.

5.2
Thereafter, the Annual Minimum Guarantee shall be paid for the duration of the Initial Term. The Parties agree to negotiate in good faith the Annual Minimum Guarantee for the Renewal Term(s), if any, with *% of the annual amount to be payable upon the last day of each calendar quarter.

5.3
Within 90 days after the end of each *-* (yearly) period, PNTV will receive an audited accounting of Distributor’s revenues and shall receive whatever amount, if any, of its Revenue Share that exceeds the Annual Minimum Guarantee.

5.4
PNTV or its designated auditor shall have the right, upon reasonable written notice, during normal business hours, to inspect the Distributor’s books and records and other documents and material in Distributor’s possession or control to determine the amount of the revenue payable under this Agreement. PNTV shall bear the expense of an audit with the exception of instances where the Distributor is found, through such an audit, to be in violation of this Agreement. In such instances, Distributor will be invoiced, and shall pay the invoiced amount to PNTV within 30 days, for all time, travel and material costs associated with the audit. Audits shall be conducted during regular business hours at Distributor’s facilities and shall not unreasonably interfere with Distributor's business. Audits shall be conducted no more than one time per one year period. Distributor shall within 30 days immediately pay any overdue adjustments to the Revenue Proceeds revealed by such audit. In the event that PNTV engages a third party to perform the audit, such auditor shall be from a nationally recognized certified public accounting firm and such third party auditor shall be subject to reasonable restrictions regarding confidential information.

Text marked by “*” has been omitted pursuant to a request for confidential treatment and was filed separately with the Securities and Exchange Commission.

5.5
PNTV shall use its reasonable efforts to assist in developing and producing a VOD or otherwise Television Channel for YuuPlay or Distributor (the “Non PNTV Content”), and to receive compensation for such development and producing services as negotiated in good faith between the Parties, or as agreed to in other signed documents, such as consulting agreements, between the Parties. Upon agreement to compensation for the above referenced services, PNTV shall facilitate introductions to its distribution partners.

5.6
The Parties anticipate that they will cooperate on additional business development matters and Content development matters which may not be covered by this Agreement (“Non-Covered Opportunities”), and the Parties do agree hereby to act in good faith to enter into agreements covering such Non-Covered Opportunities as they may arise from time to time during the Initial or Renewal Term(s) (if any). PNTV will receive a minimum of *% of Revenue Share received by Distributor on such consummated Non-Covered Opportunities deals brought to Distributor by PNTV as defined in this paragraph 5.6. Reciprocally, Distributor will receive a minimum of *% of Revenue Share received by PNTV on such consummated Non-Covered Opportunities deals brought to PNTV by Distributor as defined in this paragraph 5.6.

6. ADDITIONAL CONTEMPLATED SERVICES. PNTV or its individual principals or employees shall, subject to the execution of a separate definitive agreement to be negotiated in good faith within 6 weeks of the execution of this Agreement, perform services such as that of the programming department of Distributor including content management and aggregation, production, scheduling, encoding, metadata, thumbnails, delivery to Distributor’s head end, execution of rights agreements, and the creative direction of Distributor’s channels. Also subject to the execution of a separate definitive agreement to be negotiated in good faith within 6 weeks of the execution of this Agreement, PNTV shall provide Distributor office space and services that function as Distributor’s headquarters in Las Vegas, Nevada. PNTV shall have the right of first refusal to provide the programming department services contemplated in this paragraph 6 to Distributor.

Text marked by “*” has been omitted pursuant to a request for confidential treatment and was filed separately with the Securities and Exchange Commission.

7.  BOARD OF DIRECTORS. PNTV will be granted one seat on Distributor’s Board of Directors based on a five-person (or less) Board, with Players Network receiving one additional Board seat on a six or seven-person Board and a third Board seat on an eight or nine person Board. Mark Bradley shall fill PNTV’s first Board seat. Any additional PNTV Board seat designees shall be subject to Distributor’s reasonable approval. PNTV shall make all reasonable efforts to see that * * fills the second PNTV Board seat subject to * * acceptance.

8. RIGHTS OF FIRST REFUSAL. As set forth below, PNTV shall grant the right to Distributor to be PNTV’s exclusive partner in any activity in the fun and real play business space (“PlaySpace”). As such, PNTV shall be required to offer to Distributor the right of first refusal during the Initial Term and Renewal Term(s) (if any) of this Agreement in the following situations:

8.1.
If PNTV develops a business opportunity in the PlaySpace with a third party, and PNTV does not control the right to provide Distributor with an exclusive partnership in that specific PlaySpace, PNTV shall nevertheless honor Distributor’s right of first refusal and present the opportunity first to Distributor. Distributor shall accept or decline its right of first refusal, or enter into a negotiation with the third party within the Time Limit.

If Distributor declines, or is unable to successfully negotiate a deal with the third party, or exceeds the Time Limit without making a decision or initiating a negotiation, then PNTV shall be free to enter into an agreement directly with the third party. If, under these circumstances, PNTV enters into an agreement directly with a third party, PNTV will still use all reasonable efforts with the third party to provide Distributor with access to the goods, services or technology provided by the third party, subject to the third party’s sole determination. In any case, PNTV will exploit the goods, services or technology only on the excluded platforms defined in point 3.2. PNTV will not subdistribute or sublicense the goods, services or technology to any other third party

If Distributor enters into a transaction with the third party brought to Distributor by PNTV or an individual, PNTV shall also be able to use the goods; services or technology provided by the third party on PNTV’s excluded platforms as defined in 3.2 on the same terms accepted by Distributor without any markup.

If Distributor enters into a transaction with the third party brought to Distributor by PNTV or an individual, then PNTV and/or the individual who brought the deal to Distributor shall be entitled to a “Finder’s Fee” as defined in point 5.6 above or as otherwise agreed by the Parties hereto.

8.2
If PNTV desires to offer fun play or real play games on its excluded platforms as defined in 3.2, then PNTV must offer Distributor the right of first refusal to provide those games to PNTV. Distributor must act within the Time Limit to subdistribute or sublicense those games to PNTV subject to Distributor’s ability to provide such games on commercial terms and conditions which are as good as or better than those otherwise available in the market, such determination to be made mutually, acting reasonably and in good faith. If Distributor cannot provide PNTV with a requested game(s) on the commercial terms and conditions as stated above, PNTV may acquire those games from a third party. PNTV will not subdistribute or sublicense any games whether acquired from Distributor or a third party to any other third parties, and will only exploit the games on the excluded platforms defined in 3.2.

8.3.
To market and distribute, on a most favored nation basis, all PNTV generated mobile sweepstakes and merchandising programs which are gaming and or PlaySpace related, provided that Distributor acts jointly with PNTV to market such programs over Distributor’s network. In such instances, the Parties shall share all net profits from such programs 50/50 This right of first refusal is further subject to Distributor’s ability to deliver, as of the date of the joint project, current, state-of-the-art mobile marketing and distribution technology, all as determined mutually, acting reasonably and in good faith.

8.4
Distributor is hereby granted the right of first refusal on the following three programs PNTV currently has in development: “Celebrity Bingo On Demand”, “Playboy’s Women of Poker”, “Playboy’s School of Gaming”, subject to the Time Limit.

9. REPRESENTATIONS AND WARRANTIES BY PNTV. PNTV represents and warrants to Distributor as follows:

9.1
ORGANIZATION, STANDING AND QUALIFICATION. PNTV is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. PNTV has all requisite power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted.

9.2
EXECUTION AND PERFORMANCE OF AGREEMENT; AUTHORITY. The performance of this Agreement by PNTV will not result in a default or breach of any other agreement to which PNTV is a party. PNTV and the signatories for PNTV have the authority to enter into this Agreement.

9.3
LITIGATION. To PNTV’s management’s actual knowledge, there is no claim, order, investigation or other proceeding against PNTV, its employees, its properties, or business or the transactions contemplated by this Agreement.

9.4
COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. To PNTV's actual knowledge, PNTV has complied with all laws applicable to its business and the ownership and use of PNTV's Content and, to PNTV's actual knowledge, the conduct of its business does not conflict with the rights of any other person or entity, and does not cause a default under any agreement to which PNTV is a party. PNTV is not actually aware of any proposed laws, condemnations or other proceedings which would affect its business or the PNTV Content.

9.5
TITLE TO PROPERTIES. To PNTV’s actual knowledge, PNTV has good title to the PNTV Content. None of the PNTV Content is subject to any lien, lease, license, or adverse claim except (i) as expressly set forth in the schedules attached to this Agreement, or (ii) insubstantial imperfections of title which have arisen in the ordinary course of business. To PNTV's actual knowledge, except as set forth in the schedules attached to this Agreement, the PNTV Content is in good operating condition and repair, is suitable for the purposes used, and are adequate for all current operations of PNTV and for the uses as contemplated by MicroPlay Inc. herein.

9.6	DISCLOSURE. All of PNTV's representations made in this Agreement and its related documents are true and contain no untrue statements and do not omit material facts.

10. REPRESENTATIONS AND WARRANTIES BY DISTRIBUTOR. Upon formation of MicroPlay, Inc., and prior to Closing, distributor will represent and warrant to PNTV the following:

10.1
ORGANIZATION. Distributor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Distributor has all requisite power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted.

10.2	AUTHORIZATION AND APPROVAL OF AGREEMENT. All actions required to be taken by Distributor relating to the signing of this Agreement shall have been taken at or prior to the Closing as described herein.

10.3
EXECUTION AND PERFORMANCE OF AGREEMENT. The performance of this Agreement by Distributor will not result in a default or breach of any other agreement to which Distributor is a party. Distributor and the signatories for Distributor have the authority to enter into this Agreement.

10.4
LITIGATION. There is no claim, order, investigation or other proceeding against Distributor, its employees, its properties, or business or the transactions contemplated by this Agreement, and Distributor has no knowledge of the same.

Text marked by “*” has been omitted pursuant to a request for confidential treatment and was filed separately with the Securities and Exchange Commission.

10.5
COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Distributor has complied with all laws applicable to its business and the ownership and the conduct of its business does not conflict with the rights of any other person or entity, and does not cause a default under any agreement to which Distributor is a party. Distributor is not aware of any proposed laws, condemnations or other proceedings which would affect its business or Content.

10.6	DISCLOSURE. All of Distributor’s representations made in this Agreement and its related documents are true and contain no untrue statements and do not omit material facts.

10.7
During the last two years no officer or director: (i) has had a petition under the federal bankruptcy laws or any state insolvency law filed by or against him, or a receiver, fiscal agent or similar officer appointed by a court for his business or property, or for any partnership in which he was a general partner at (or within two years before the time of such filing), or for any corporation or business association of which he was an executive officer at (or within two years before the time of such filing); (ii) was convicted in a criminal proceeding or was a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining it from, or otherwise limiting, his involvement in any type of business, securities or banking activities; or (iv) was found by a court of competent jurisdiction in a civil action or by the SEC or the Commodities Futures Trading Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC or the Commodities Futures Trading Commission has not been subsequently reversed, suspended or vacated.

10.8
The authorized capital stock of Distributor consists of * shares of common stock, * * * * *, of which * shares are issued and outstanding and held beneficially and of record by the Shareholders in the amounts set forth on Exhibit “B” hereto and as of the date of Closing. The Shares constitute all of the issued and outstanding capital stock of Distributor, and all of the Shares are validly issued, fully paid, nonassessable, and have been so issued in full compliance with all applicable federal and state securities laws. Except as set forth on Exhibit “B” and as of the Closing, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments providing for the issuance, disposition or acquisition of any of Distributor capital stock (other than this Agreement).

11. ACCESS TO INFORMATION AND DOCUMENTS. Upon either party’s request, the other party shall promptly provide the requesting party access to its personnel and all its properties, documents and records and shall furnish copies of documents requested by the requesting party. Notwithstanding the foregoing, neither party shall request documents which are otherwise available in the public domain and no party shall have an obligation to provide, or be deemed to be in breach of this Agreement for failing to provide, documents otherwise available in the public domain.

12. CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATIONS. All obligations of each party under this Agreement are subject to, at such party’s option, each of the following conditions at or prior to the Closing, and the other party shall use its best efforts to cause each condition to be fulfilled:

12.1
All representations of each party in this Agreement or the related documents shall be correct when made and shall be deemed to have been made again as of the Closing, and shall then be correct except for changes allowed under the terms of this Agreement.

12.2	All duties required by this Agreement to be performed by a party at or before the Closing shall be performed.

12.3	Since the date of this Agreement there shall be no material adverse change in the condition of the PNTV Content or its business or in the condition of Distributor’s business and operations.

12.4	All documents required to be delivered at or prior to the Closing shall be delivered.

13. FINANCING CONDITION

The consummation of the Financing in a minimum aggregate amount of $2,000,000 on behalf of Distributor contemplated herein is a condition precedent to the Closing Furthermore it is agreed by the Parties hereto that in the event that the marketing and distribution commitment by YuuZoo to MicroPlay Inc is terminated, then this agreement shall be null and void.

14.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive the Closing.

15.  NOTICES. Any notices described under this Agreement shall be in writing and shall be deemed given when personally delivered or mailed by first class registered mail, return receipt requested, addressed to the Parties at the addresses set forth above.

16. TERMINATION FOR BREACH

Either Party may terminate this Agreement upon a material breach by the other Party as specified in points A. through I. below, if the breaching Party does not cure the breach within thirty (30) days of a written notice from the non-breaching Party below. The consequences of Termination are governed by the tenets provided in 15.1, 15.2, and 15.3 below:

A.	The other Party becomes insolvent;
B.	The other Party ceases to pay its debts in the ordinary course of business;
C.	The other Party is unable to pay its debts as they become due;
D.	The other Party makes an assignment for the benefit of creditors;
E.	A trustee or receiver is appointed for all or any of the assets of the other Party;
F.	Any bankruptcy or insolvency proceedings are commenced by or against the other Party;
G.	The other Party is involuntarily dissolved or liquidated;
H.	Distributor fails to pay PNTV within the specified time frame, and such failure to pay remains uncured for 30 days after PNTV provides written notice to Distributor of such failure;
I.	PNTV fails to deliver the PNTV Content and such failure remains uncured for 30 days after Distributor provides written notice to PNTV of such failure.

16.1
In the event of termination by PNTV due to an uncured Breach by Distributor, Distributor shall immediately cease and desist from any and all further use and distribution of the PNTV Content. In addition, termination by PNTV due to an uncured Breach by Distributor of point H. above, Distributor’s obligation to continue paying PNTV the Annual Minimum Guarantee shall remain in full force for the duration of the Initial Term, or if in a Renewal Term, for the duration of that Renewal Term, subject only to PNTV not also being in Breach as described in points A. through G. or Point I. For clarity, Distributor acknowledges that it cannot escape its contractual obligations to pay the Annual Minimum Guarantee and Revenue Share contained in this agreement by breaching and not curing point I. above.

16.2
In the event of termination by Distributor due to an uncured Breach by PNTV, Distributor shall retain the right to continue distributing all Content delivered by PNTV to Distributor prior to the date of the uncured Breach, and Distributor will no longer be obligated to continue paying the Annual Minimum Guarantee to PNTV, but will still be obligated to continue to pay the Revenue Share. If PNTV continues to produce new Content after the uncured Breach, and Distributor has met all its obligations as defined herein, then PNTV shall be required to continue providing such new content to Distributor under the same terms as provided for in this Agreement for the duration of the Initial Term, or if in a Renewal Term, for the duration of that Renewal Term, subject only to Distributor not being in Breach as described in points A. through H. For clarity, PNTV acknowledges that it cannot escape its contractual obligations contained in this agreement by breaching and not curing point I. above.

16.3
Regardless of the Termination cause, Distributor or its assign shall retain its 30% ownership in the New Content it may have invested in as described herein. Such ownership by Distributor in the Content shall be addressed in a separate agreement regarding all requisite rights, titles and interest including, but not limited to distribution rights.

16.4
No Liability for Termination or Expiration. Neither Party or its principals, officers, directors or shareholders shall be liable by reason of the expiration or termination of this Agreement as defined herein, for any compensation or damages, on account of any loss of prospective profits or anticipated sales or for expenditures, investments, leases, or commitment made by the other Party in connection with this Agreement or the anticipation of expected performance hereunder.

17. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply. By execution and delivery of this Agreement, the Parties agree and accept that any legal action or proceeding brought with respect to this Agreement shall be brought in the State or United States District Court of appropriate jurisdiction in and for the County of Nassau, State of New York, and the Parties expressly waive any objection to personal jurisdiction, venue or forum non conveniens.

18. ENTIRE AGREEMENT. The Parties hereto acknowledge that they have read this entire Agreement and that this Agreement and the Exhibits hereto constitute the entire understanding and contract between the Parties and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the Parties.

19. ATTORNEYS’ FEES AND COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ and experts’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

20. WAIVER. The waiver of any breach of any provision of this Agreement by either party hereto shall not constitute a continuing waiver or a waiver of any breach either of the same or another provision of this Agreement.

21. EFFECT OF HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

22. TIME OF THE ESSENCE. Time is expressly made of essence of this Agreement and each event, condition, notice or demand provided herein to be made.

23. RELATIONSHIP OF PARTIES. Neither party has the authority to bind the other, to incur any obligation on the other’s behalf or to represent itself as the other’s agent or in any other manner which might result in any confusion as to the fact that the Parties are separate and distinct entities.

24. CONFIDENTIALITY. Each party agrees to take the necessary precautions to maintain the confidentiality of confidential information pertaining to the products, services and business activities of the other party which are disclosed in connection with this Agreement or which were disclosed during the period prior to the execution of this Agreement (the “Confidential Information”) by using no less than reasonable care to maintain confidentiality. Each party shall only use such Confidential Information in connection with its performance of this Agreement and shall only disclose such Confidential Information to its employees and contractors having a need to know in order to accomplish the purposes of this Agreement who are bound by appropriate accomplish the purposes of this Agreement who are bound by appropriate nondisclosure obligations at least as protective as the provisions of this Section. “Confidential Information” does not include information which is: (i) generally available to the public on an unrestricted basis; (ii) previously known without obligation of confidentiality; (iii) independently developed outside this Agreement; (iv) rightfully received from a third party without restriction or obligation of confidentiality; or (v) approved by the disclosing party for disclosure. The obligations set forth in this Section shall continue for three years after the termination of this Agreement or any renewal thereof. Either party may have injunctive, preliminary or other equitable relief to remedy any actual or threatened unauthorized disclosure of Confidential Information or unauthorized use, copying, marketing, distribution or sublicensing of the PNTV Content except for MicroPlay’s rights to sublicense and subdistribute as provided herein. It is expressly agreed between the Parties hereto that there shall be no public announcement or press release and/or disclosure without the prior written consent of both Parties.

25. AGREEMENT BINDING ON SUCCESSORS. The provisions of the agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first written above.

PLAYERS NETWORK, INC.:

By:
Authorized Signatory

MICROPLAY, INC.:

By:
On behalf of a Nevada Corporation in formation